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                                   EXHIBIT II

                            AGENCY PURCHASE AGREEMENT

            This Agency Purchase Agreement (the "Agreement") is made as of February 14, 2005 by and among Skyline Media Limited, Skyline Capital International Limited and Shanda Media Limited, each a limited liability company organized under the laws of the British Virgin Islands (collectively, the "Agents") and Shanda Interactive Entertainment Limited, an exempted company organized under the laws of the Cayman Islands (the "Purchaser") (each party hereto individually a "Party" and collectively the "Parties"). All references to "$" or "dollars" herein shall refer to United States dollars.

            WHEREAS, the Agents are the beneficial owner of 688,015 ordinary shares, par value $0.133 per share (the "Ordinary Shares") of Sina Corp, an exempted company organized under the laws of the Cayman Islands ("Sina"), (such 688,015 Ordinary Shares, the "Existing Shares"). The Ordinary Shares are traded on the NASDAQ National Market ("NASDAQ") under the symbol "SINA";

            WHEREAS, the Agents acquired the Existing Shares on behalf of the Purchaser and in furtherance of the Purchaser's investment objectives through NASDAQ open market purchases prior to the date hereof in the amounts, at the purchase prices, and with the actual transaction fees incurred set forth on
Schedule I hereto;

            WHEREAS, the Purchaser holds 9,133,750 Ordinary Shares as of February 9, 2005;

            WHEREAS, the Purchaser may desire to acquire additional Ordinary Shares and, until such time as the Purchaser allocates appropriate funding for any such acquisitions of additional Ordinary Shares, the Purchaser has requested the Agents to acquire additional Ordinary Shares (the "Additional Shares", and together with the Existing Shares, the "Shares") on the open market on behalf of the Purchaser and in furtherance of the Purchaser's investment objectives, and the Agents desire to do so;

            WHEREAS, in addition to acquiring the Additional Shares on behalf of the Purchaser, the Agents desire to sell the Shares to Purchaser, and Purchaser desires to purchase the Shares from the Agents; and

            WHEREAS, the purchase of the Shares by the Purchaser from the Agents and the Agents' purchase of Shares of behalf of the Purchaser each constitutes a "related party transaction" within the meaning of the Purchaser's Audit Committee Charter and, in accordance with Section 3.5(a) of the Purchaser's Audit Committee Charter, has been reviewed, and unanimously ratified and approved, by the Company's Audit Committee.

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed:

            1. Sale and Purchase. The Agents hereby agrees to irrevocably sell to Purchaser, and Purchaser hereby agrees to purchase from the Agents, all of the Shares at a purchase price equal to that actually paid by the Agents for the Shares (the "Purchase Price"), such Purchase
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Price representing the aggregate price, including transaction fees, paid by the
Agents in connection with their open market purchases of such Shares as set forth on Schedule I hereto or as hereafter acquired, but without interest, commissions or other fees that might otherwise be paid to the Agent, if any.

            2. Payment. Payment for the Shares shall occur at such time as Purchaser allocates appropriate funding for such purchase. At such time of purchase, the Agents shall deliver the Shares to the Purchaser and the Purchaser shall pay to the Agents the Purchase Price for the Shares by wire transfer of immediately available funds to an account, or accounts, designated by the Agents.

            3. Irrevocable Proxy. Prior to the time of purchase in accordance with Section 2, the Agents agree to hold the Shares as agent for the Purchaser and hereby grant to the Purchaser an irrevocable proxy to vote and/or determine to dispose of the Shares in the Purchaser's sole discretion.

            4. Agents Account. None of the Agents nor any of their affiliates shall purchase Ordinary Shares for their own account, or for the account of any of their affiliates other than the Purchaser before the earlier of (i) February 14, 2006, (ii) written notification by the Company, consenting to such purchase or terminating this Agreement.

            5. Representations of Agents. Each Agent hereby jointly and severally represents and warrants to Purchaser that: -

                  (a) Authorization. All acts and conditions required by law on the part of such Agent necessary for the authorization, execution and delivery of this Agreement and the transactions contemplated herein, and the performance of all obligations of such Agent hereunder, have been duly performed and obtained and this Agreement constitutes a valid and legally binding obligation of such Agent, enforceable in accordance with its terms.

                  (b) Title to the Shares. The Agent has good and marketable title to the Existing Shares and will have good and marketable title to any Additional Shares to be transferred by Agent to the Purchaser under this Agreement, free and clear of any lien, pledge, security interest or other encumbrance, and, upon delivery of the Shares as provided for in this Agreement, the Purchaser will acquire good and marketable title thereto.

                  (c) No Violation or Default. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation or default of any provision of any instrument, judgment, order, writ, decree or contract to which the Agent is a party or by which the Agent is bound, or require any consent under or be in conflict with or constitute, with or without the passage of time and giving of notice, either a violation or default under any such provision.

                  (d) No Action or Proceeding. There is no action, suit, proceeding, or investigation pending or threatened against such Agent that questions the validity of this Agreement or the right of Agent to enter into this Agreement or to consummate the transactions contemplated hereby.
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                  (e) Accuracy of Schedule I. Schedule I attached hereto is a true, accurate and complete list setting forth each purchase by such Agent of the Shares to be sold pursuant to this Agreement, including the date of each such purchase, the number of Shares purchased on such date, the price paid per Share for each such purchase and the actual transaction fees paid by such Agent in connection with such purchases. Neither such Agent, nor any direct or indirect affiliate, director, officer or shareholder of such Agent (other than the Purchaser) owns, beneficially or of record, any securities of Sina other than the Shares. Schedule I shall be updated from time to time by such Agent to reflect the acquisition of Additional Shares. Any acquisition of Additional Shares shall be made solely upon the request of the Purchaser from time to time.

                  (f) Not an Affiliate. Other than to the extent such Agent may be deemed to be an affiliate in connection with the Shares subject to the transactions contemplated hereby, such Agent is not, and was not at the time such Agent purchased the Shares, an "affiliate" of Sina as such term is defined in Rule 405 promulgated under the United States Securities Act of 1933, as amended.

                  (g) Fees and Expenses. Other than the transaction fees set forth on Schedule I (the "Transaction Fees"), such Agent has not and will not incur any broker fees or commissions or other fees or expenses (other than the original purchase price for the Shares) in connection with such Agent's acquisition of the Shares.

            6. Representations of Purchaser. Purchaser hereby represents and warrants to Agent that:

                  (a) Authorization. All acts and conditions required by law on the part of Purchaser necessary for the authorization, execution and delivery of this Agreement and the transactions contemplated herein, and the performance of all obligations of the Purchaser hereunder, have been duly performed and obtained and this Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms.

                  (b) No Violation or Default. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation or default of any provision of any instrument, judgment, order, writ, decree or contract to which the Purchaser is a party or by which the Purchaser is bound, or require any consent under or be in conflict with or constitute, with or without the passage of time and giving of notice, either a violation or default under any such provision.

                  (c) No Action or Proceeding. There is no action, suit, proceeding, or investigation pending or threatened against Purchaser that questions the validity of this Agreement or the right of Purchaser to enter into this Agreement or to consummate the transactions contemplated hereby.

            7. Binding Effect. The Agreement shall be binding upon the Parties, their heirs, legal representatives, successors and assigns.

            8. Tax/Legal Consequences. The Agents and the Purchaser have each reviewed with their own legal, tax and other advisors applicable legal and tax consequences of the sale and
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purchase of the Shares and the transactions contemplated by this Agreement. Each
Party is relying solely on its own advisors with respect to entering into this Agreement and the transactions contemplated hereby. Each Party understands and agrees that it, and not the other Party, shall be responsible for its own tax liability that may arise as a result of the transactions contemplated by this Agreement. The foregoing, however, does not limit or modify the representations and warranties of the Parties set forth herein, or the right of each Party to rely on the representations and warranties of the other Party set forth herein. Notwithstanding the foregoing, the Purchaser shall reimburse the Agents for any tax liability incurred by the Agents in their performance under this Agreement in transactions made on behalf of the Purchaser.

            9. No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the Parties, any rights, remedies or other benefits under or by reason of this Agreement.

            10. Governing Law. The Agreement shall in all respects be construed in accordance with and governed by the laws of the state of New York, without regard to conflict of laws principals of such jurisdiction or any other jurisdiction.

            11. Confidentiality. Except as otherwise required by law, including any disclosure under U.S. securities laws, applicable NASDAQ requirements, or by court order, the Agents shall keep confidential this Agreement, its terms and existence, the transactions contemplated hereby, and the holdings and transactions of the Purchaser in Ordinary Shares, and shall not disclose any such documents or information to any person (other than the Purchaser) without the prior written consent of Purchaser.

            12. Mutual Drafting. This Agreement is the joint product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Agents and the Purchaser, and shall not be construed for or against any Party.

            13. Counterparts. The Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            14. Further Assurances. Upon the terms and subject to the conditions set forth in this Agreement, each Party agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

            15. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address, or as subsequently modified by written notice,
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                  (a)  if to Agent, to:

                       Skyline Media Limited, or Skyline Capital international Limited, or Shanda Media Limited, as the case may be No.1 Office Building, No.690 Bibo Road
                       Zhangjiang, Pudong New District
                       Shanghai, 201203, P.R.C
                       Attention:  Executive Officer

                  (b)  if to Purchaser, to:

                       Shanda Interactive Entertainment Limited
                       No.1 Office Building, No.690 Bibo Road
                       Zhangjiang, Pudong New District
                       Shanghai, 201203, P.R.C
                       Attention:  Chairman of the Board

            16. Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 16 shall be binding upon the Parties and their respective successors and assigns.
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            IN WITNESS WHEREOF, the Parties have signed this Agency Purchase
Agreement as of the date first written above.

                                     AGENTS:

                               SKYLINE MEDIA LIMITED

                                  /s/ Tianqiao Chen
                               ---------------------------------------
                               By: Tianqiao Chen
                               Its: Director and Attorney in Fact

                               SKYLINE CAPITAL INTERNATIONAL LIMITED

                               By Shanda Media Limited, its Director

                                  /s/ Tianqiao Chen
                               ---------------------------------------
                               By: Tianqiao Chen
                               Its: Director and Attorney in Fact

                               SHANDA MEDIA LIMITED

                                  /s/ Tianqiao Chen
                                  ---------------------------------------
                               By: Tianqiao Chen
                               Its: Director and Attorney in Fact


                                     PURCHASER:

                               SHANDA INTERACTIVE ENTERTAINMENT LIMITED

                                  /s/ Tianqiao Chen
                               ---------------------------------------
                               By: Tianqiao Chen
                               Its: Chief Executive Officer and Attorney in Fact